Exhibit 10(u)
RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (this “Agreement”) is entered into by and among Tenet Healthcare Corporation (“Tenet”), Tenet Business Services Corporation (the “Company”) and Audrey Andrews (“Executive”) who agree as follows:

1.Executive’s last day of employment with the Company will be April 15, 2022 (“Last Day Worked”). From January 1, 2022 through the Last Day Worked, Executive will serve as a non-executive senior advisor, providing transition services and support to Tenet and the Company at such times and places as are mutually agreed among the parties. Following December 31, 2021, Executive will not be authorized to bind or make any commitments on behalf of the Company and will no longer be an executive officer of Tenet. The Company will pay Executive all compensation due to her as of her Last Day Worked. Executive agrees that, except as expressly set forth herein, for all other purposes her employment will be formally terminated as of her Last Day Worked and the Company will have no further obligations to Executive.

2.The parties further agree to the following:

a.Base Salary & Benefits: Executive shall receive a base salary of $750 per week from January 1, 2022 through the Last Day Worked, with such salary payments made in accordance with the standard payroll practices of the Company. Executive will also continue to be eligible for applicable medical, dental and prescription benefits through her Last Day Worked, but no other Company benefits after December 31, 2021.

b.AIP Bonus: Executive will be eligible to receive a bonus payment for 2021 under the Fourth Amended Tenet Healthcare Corporation Annual Incentive Plan (as amended, the “AIP”) as described in Section 11(c) of the AIP, which will be subject to achievement of applicable performance criteria and will be paid at the same time and pursuant to the same conditions applicable to active employees. Executive will not be eligible to receive a bonus payment for 2022 under the AIP.

c.Long-term Incentives: Executive will continue to vest in her outstanding unvested awards in Restricted and Performance Stock, Performance Stock Options and Performance Cash through the Last Day Worked in accordance with the applicable vesting schedule for each grant. Executive will not be eligible to receive any additional Restricted or Performance Stock, Performance Stock Options, Performance Cash or other long-term incentive awards after December 31, 2021.

d.SERP & ERA: Executive is a participant in the Tenet Healthcare Corporation Tenth Amended and Restated Supplemental Executive Retirement Plan (as amended, the “SERP”) and the Eighth Amended and Restated Tenet Executive Retirement Account (as amended, the “ERA”). Executive will be entitled to payment of her vested SERP benefits in accordance with the terms and conditions of the SERP and the ERA. For the avoidance of doubt, the parties acknowledge and agree that Executive’s services to the Company following December 31, 2021 are reasonably anticipated to permanently decrease to no more than 20 percent of the average level of bona fine services performed prior to such date and, therefore, that Executive shall have incurred a “separation from service” for purposes of the SERP and ERA on December 31, 2021. Executive agrees that nothing herein limits the enforceability of the Conditions Precedent under the SERP as set forth therein.

3.Executive agrees she will cooperate fully with Tenet, upon request, in relation to the defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters over which Executive had responsibility during her employment with the Company. Such continuing duty of cooperation shall include making herself available to the Company, upon reasonable notice, for depositions, interviews, and appearance as a witness, and furnishing information to Tenet and its legal counsel upon request. Tenet will reimburse actual documented reasonable out-of-pocket expenses necessarily incurred as a result of such cooperation, such as travel, lodging, and meals.

4.At all times following the date hereof, Executive will not directly or indirectly reveal, divulge or make known to any person or entity, or use for Executive's personal benefit, any information acquired during Executive's employment with Tenet and its subsidiaries with regard to the financial, business or other affairs of Tenet and its subsidiaries (including without limitation any list or record of persons or entities with which any member of Tenet and its subsidiaries has any dealings), other than:

a.information already in the public domain, or

b.information that Executive is required to disclose under the following circumstances:

i.at the express direction of any authorized governmental entity;

ii.pursuant to a subpoena or other court process;

iii.as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or

iv.as otherwise necessary, in the opinion of counsel for Executive, to be disclosed by Executive in connection with any legal action or proceeding involving Executive and Tenet or the Company in her capacity as an employee, officer, director, or stockholder of Tenet or the Company.

Executive will, at any time requested by the Company promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of which she may then possess or have under her control.

The parties agree that no provision of this Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating or communicating with any governmental agency in the performance of its investigatory or other lawful duties nor does the agreement limit the Executive’s right to receive a statutory award for information provided to any governmental agency.

5.Executive covenants that she has no claim, grievance or complaint against Tenet currently pending before any state or federal court, agency, or tribunal; and hereby releases and discharges Tenet and all of its respective predecessors, successors, parents, subsidiaries, affiliated and/or related entities and its and their directors, officers, supervisors, executives, representatives and agents (hereinafter, “Tenet Releasees") from all statutory and common law claims that Executive has or may have against the Tenet Releasees arising prior to Executive’s execution of this Agreement and/or arising out of or relating to her employment or separation therefrom (herein, "Released Claims"). The term “Released Claims” does not include any claim for vested benefits under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan, the Tenet Employee Benefit Plan, the Deferred Compensation Plan, Tenet’s Stock Incentive Plans, the SERP or the ERA. Without limitation, the Released Claims include claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, any analogous local or state laws or statutes in the state(s) in which Executive was last employed and any other claim based upon any act or omission of any of the Tenet Releasees occurring prior to Executive’s execution of this Agreement. Executive further waives any right to any individual monetary or economic recovery or equitable relief against Tenet Releasees in any administrative proceeding or in any action, lawsuit, hearing or other proceeding instituted by any agency, person or entity, except to the extent such waiver is prohibited by law or expressly permitted herein.

6.This Agreement constitutes a voluntary waiver and release of Executive's rights and claims under the Age Discrimination in Employment Act and pursuant to the Older Workers Benefit Protection Act. Executive is hereby advised and is aware of her right to consult with legal counsel of her choice prior to signing this Agreement. Executive acknowledges that she has twenty-one (21) days during which to consider, sign and return this Agreement, but she may elect to return the executed agreement prior to the expiration of that time. Executive has the right to revoke this Agreement for a period of seven (7) days after her execution of the Agreement. This Agreement shall not become effective or enforceable until Executive executes this Agreement.

7.Section 1542 of the Civil Code of the State of California (“Section 1542”) provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive waives all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims. Executive acknowledges that she understands the significance and specifically assumes the risk regarding the consequences of such release and such specific waiver of Section 1542 and analogous state or local law or statute. Executive acknowledges and agrees that this Agreement releases all Released Claims existing or arising prior to Executive’s execution of this Agreement which Executive has or may have against the Tenet Releasees whether such claims are known or unknown and suspected or unsuspected by Executive and Executive forever waives all inquiries and investigations into any and all such claims.

8.Executive shall return to Tenet on Executive’s Last Day Worked all property in her possession or control, including without limitation, equipment, telephones, credit cards, keys, pagers, tangible proprietary information, documents, computers and computer discs, files and data, which Executive prepared or obtained during the course of her employment with Tenet.

9.Executive and the Company hereby agree that any dispute, controversy or claim arising from Executive’s relationship with Tenet or her separation therefrom, any dispute over the validity, enforcement, scope, breach or interpretation of this Agreement and any dispute regarding unreleased claims or future claims between the parties, including the arbitrability of any such dispute, which cannot be settled by mutual agreement, will be finally settled by binding arbitration in accordance with the applicable Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitrator shall have the authority to award any remedy that would have been available to Executive or the Company in court under applicable law and the decision of the arbitrator will be final, unappealable and binding. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties' advisors and legal representatives, or as may be required by law or to enforce in court an arbitrator's award, the existence of any controversy under this Section 9, the referral of any such controversy to arbitration or the status or resolution thereof. Notwithstanding the foregoing, this Section 9 shall not preclude or otherwise limit any member of Tenet from seeking injunctive relief in any court of competent jurisdiction. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

10.Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by any of the Tenet Releasees of any violation of any law or regulation or of any liability whatsoever to Executive. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

11.This Agreement contains the entire agreement and understanding between Tenet, the Company and Executive and supersedes all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is an integrated document.

12.Should any provision, part or term of this Agreement be held to be invalid or unenforceable, the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and a suitable and equitable provision shall be substituted to carry out, so far as may be enforceable and valid, the intent and purpose of the invalid or unenforceable provision.

13.This Agreement shall be binding upon and shall inure to the benefit of Executive, Tenet, the Company and the Tenet Releasees and their respective heirs, administrators, successors and assigns.

14.This Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

15.This Agreement shall be construed and enforced in accordance with, and governed by, the laws of state of Texas.

16.Executive represents and affirms that she has carefully read and fully understands the provisions of this Agreement and that she is voluntarily entering into this Agreement.

DATED: December 30, 2021 /s/ Audrey Andrews AUDREY ANDREWS	DATED: December 30, 2021 FOR TENET BUSINESS SERVICES CORPORATION By /s/ Thomas Arnst Its Chief Administrative Officer
DATED: December 30, 2021 FOR TENET HEALTHCARE CORPORATION By /s/ Thomas Arnst Its Chief Administrative Officer

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